INCORPORATED UNDER THE LAWS OF NEVADA



NUMBER 1

SHARES

# RENEWABLE ENERGY AND POWER, INC.

**AUTHORIZED TO ISSUE COMMON STOCK 75,000,000 SHARES**

**$0.001 PAR VALUE PER SHARE**

This Certifies that ______________________________ *is the registered holder of* ______________________________ *Shares*

*transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.*

**In Witness Whereof**, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed*

*this* __________ *day of* __________ *A.D.* ________

______________________ SECRETARY

______________________ PRESIDENT

Best Certificate © G1